Exhibit 5.1

AmerisourceBergen Corporation

1300 Morris Drive

Chesterbrook, PA 19087

610-727-7000

Fax 610-727-3612

February 6, 2007

AmerisourceBergen Corporation

1300 Morris Drive

Chesterbrook, Pennsylvania 19087-5594

Re: AmerisourceBergen Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to a registration statement on Form S-8 of AmerisourceBergen Corporation (the “Company”), which is being filed today with the Securities and Exchange Commission (the “Registration Statement”). Capitalized terms not otherwise defined in this opinion shall have the meanings ascribed to them in the Registration Statement. The Registration Statement relates to the issuance of 11,000,000 additional shares of the Company’s Common Stock, par value $.01 per share (the “Shares”), which may be issued pursuant to the AmerisourceBergen Corporation 2002 Management Stock Incentive Plan, as amended and restated effective February 9, 2006 (the “Plan”).

As General Counsel of the Company, I am familiar with the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Plan and the Company’s affairs, including the actions taken by the Company in connection with the Plan. I have also examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion. In my examination, I have assumed the genuineness of all signatures (other than the signatures on behalf of the Company), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, and the conformity to originals of all documents submitted to me as copies of originals and the authenticity of the originals of such copies. I have assumed that all of the Shares will be issued for the consideration permitted under the Plan as currently in effect.

Based on the foregoing, I am of the opinion that the Shares, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable by the Company.

My opinion set forth above is limited to the General Corporation Law of the State of Delaware and the federal securities laws, each as in effect on the date hereof. I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinion expressed herein after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ John G. Chou
John G. Chou